Exhibit 2(e)


                      UNITED KINGDOM ACQUISITION AGREEMENT

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of February 27, 1998, by and among Bacou USA Safety, Inc., a Delaware corporation ("Buyer"), HOWARD S. LEIGHT & ASSOCIATES, INC. (d/b/a Howard Leight Industries), a California corporation having a place of business at 7828 Waterville Road, San Diego, California 92173 (the "Company"), and Howard S. Leight, a resident of Malibu, California and John Dean, a resident of Rancho Santa Fe, California (the "Selling Stockholders"). Capitalized terms used in this Agreement but not otherwise defined shall have the same meaning herein as defined in the Asset Purchase Agreement (as defined below).

                                    Recitals

     Buyer and the Company have entered into an Asset Purchase Agreement dated as of December 31, 1997, as amended (the "Asset Purchase Agreement"), which provides for the execution and delivery of certain "Foreign Acquisition Agreements" of which this Agreement is one; and

     Under the terms of the Asset Purchase Agreement, Buyer has requested that all of the capital stock of Howard Leight (Europe) Limited be sold to Buyer, all upon the terms hereinafter set forth; and

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Sale of Shares at Net Worth Value. The Selling Stockholders hereby sell and transfer to Buyer ownership of that number of the 100 Ordinary shares (the "Purchased Shares"), having a stated value of (pound)l each, of Howard Leight (Europe) Limited (the "UK Subsidiary") set forth opposite their respective signatures set forth below, who in turn accepts them and agrees to pay $439,297 (the "UK Purchase Price") (such payment being an amount equal to (pound)266,580 based on the conversion ratio reported in the U.S. edition of the Wall Street Journal on February 25, 1998 and being the Stockholders Equity of the UK Subsidiary as of December 31, 1997) a total being allocated among the Selling Stockholders pro rata in proportion to their ownership of the Purchased Shares.

     2. Delivery of Share Certificates. The parties acknowledge the delivery to the Buyer of the certificates representing the Purchased Shares duly endorsed on the back as required under law. Company covenants and agrees to deliver to Buyer, at the time of execution hereof or as soon as reasonably practicable thereafter, all original documents pertaining to the Company (deeds, corporate books, registrations, certificates, authorizations and other documents) that it or the Selling Stockholders may have in their possession, as well as the items set forth in Schedule I attached hereto, unless delivery of the items set forth in Schedule is waived by Buyer.

     3. Notice from Company to UK Subsidiary. By virtue of the sale which takes place through this contract, Company and Selling Stockholders promise to notify counsel for the UK Subsidiary of the transfer of the Purchased Shares to the Buyer so that the same are recorded in the books of the UK Subsidiary.

     4. Express Transfer of Corporate and Economic Rights from Company to Buyer. As of the date of this Agreement, each of the Company and the Selling Stockholders transfers to Buyer each and every right to which Company and the Selling Stockholders, respectively, may be entitled to, as the former owners of the Purchased Shares, so that the rights are now held by the Buyer.

     5. Representations and Warranties. Company hereby represents and warrants the following to Buyer:

     (a) That each of the representations and warranties of the Company set forth in Article III of the Asset Purchase Agreement is hereby made with respect to the UK Subsidiary and its assets, liabilities and business, and is hereby ratified, confirmed and restated by the Company with respect to the assets, liabilities and business of the UK Subsidiary unless the context shall require otherwise, and is true and correct in all material respects as of the date hereof. The Company further ratifies, confirms and restates its indemnification obligations pursuant to Section 13.1(a) of the Asset Purchase Agreement.

     (b) The Selling Stockholders are the lawful owners of all of the issued and outstanding shares of the UK Subsidiary, free and clear of all liens, encumbrances, restrictions and claims of every kind. The Selling Stockholders have full legal right, power and authority to enter into this Agreement and to sell, transfer and convey to Buyer the Purchased Shares pursuant to this Agreement. The delivery to the Buyer of the Purchased Shares pursuant to the provisions of this Agreement will transfer to the Buyer valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

     6. Management of the Company. In accordance with the By-laws and the Corporate Book of the UK Subsidiary, the management of such company is the responsibility of a Board of Directors. On the date hereof, Company will cause Messrs. Howard S. Leight and John J. Dean to submit their irrevocable resignation to their positions of President, Secretary and Treasurer, respectively, of the Board of Directors of the UK Subsidiary, which documents are attached hereto as Exhibits Al and A2.

     7. Obligations of Buyer and Company. Each of the Buyer and Company hereby acknowledge and agree that it shall have the rights and obligations with respect to the UK Subsidiary that it has received or assumed under the Asset Purchase Agreement.

     8. Rights of Assignment. None of the parties may assign this Agreement or its rights hereunder. Nothing contained in this Agreement shall constitute Buyer on the one hand, or Company and/or Selling Stockholders on the other hand, as the partner, agent or representative of each other.

     9. Notices. Any notices to be given by any party hereto shall be given in accordance with the provisions of Section 15.3 of the Asset Purchase Agreement.

     10. Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of England, without giving effect to the conflict of laws rules thereof.

     IN WITNESS HEREOF, each party has caused this instrument to be executed in its name and behalf by its duly authorized officer, effective as of the date first written above.

                                        COMPANY:

                                        HOWARD S. LEIGHT &
                                        ASSOCIATES, INC.

                                        By: /s/ John Dean
                                        ----------------------------------------
                                        Name:  John Dean
                                        Title: Chief Executive Officer


Ownership of Purchased Shares           SELLING STOCKHOLDERS:


                         95 Shares      /s/ Howard S. Leight
                                        ----------------------------------------
                                        Howard S. Leight

                          5 Shares      /s/ John Dean
                                        ----------------------------------------
                                        John Dean


                                        BUYER:

                                        BACOU USA SAFETY, INC.


                                        /s/ Walter Stepan
                                        ----------------------------------------
                                            Walter Stepan
                                            Chairman, President and
                                            Chief Executive Officer


                                        /s/ Philip B. Barr, Jr.
                                        ----------------------------------------
                                            Philip B. Barr, Jr.
                                            Vice Chairman, Secretary and
                                            Treasurer